Exhibit 99.2

FORM OF

WRITTEN CONSENT

ZAPPOS.COM, INC.

(Series A, Series B, Series C and/or Series D Preferred Stock)

This Written Consent is solicited by the Board of Directors of Zappos.com, Inc.

Please return this consent no later than 3:00 pm (Pacific time) on October 26, 2009. Your shares will be tabulated and voted to approve or disapprove the proposals as you indicate below. Any Written Consent returned without indicating a decision on the proposals will be voted to APPROVE the proposals.

The undersigned, being a holder of record of Series A and/or Series B and/or Series C and/or Series D preferred stock, par values $0.001 (the “Preferred Shares”), of Zappos.com, Inc., a California corporation (“Zappos”), on September 25, 2009, hereby consents, by written consent without a meeting, to the actions as set forth below with respect to all of the aforementioned shares of Zappos preferred stock that the undersigned holds of record.

The undersigned acknowledges receipt of the consent solicitation/prospectus, which is part of the registration statement on Form S-4 (No. 333-160831) of Amazon.com, Inc., a Delaware corporation (“Amazon”), and which more fully describes the proposals below.

The Board of Directors of Zappos unanimously recommends that you vote to “APPROVE” the first proposal and makes no recommendation on the second proposal.

1.	Approval of the merger of Zeta Acquisition Inc. into Zappos, with Zappos surviving the merger as a wholly owned subsidiary of Amazon (the “Merger”), and adoption and approval of the Agreement and Plan of Merger (the “Merger Agreement”) among Amazon, Zeta Acquisition, Inc., Zappos, and Alfred Lin, as Shareholder Representative, dated as of July 22, 2009, and the transactions contemplated thereby.

Approve ☐	Disapprove ☐

2.	Approve the conversion of Preferred Shares into Zappos common stock, par value $0.001, contingent upon adoption and approval of the Merger Agreement and effective immediately before consummation of the Merger.

Approve ☐	Disapprove ☐

IMPORTANT: PLEASE DATE AND SIGN THE CONSENT BELOW.

Please sign exactly as your name appears on the certificate(s) representing your share(s) of preferred stock of Zappos. If held in joint tenancy, all persons must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please give full title as such. If shares are held by a corporation, please sign the full corporate name by president or other authorized officer. If shares are held by a partnership or other entity, please sign the full partnership or other entity name by authorized person. Please execute, date, sign and return this Written Consent promptly to Zappos by faxing it to Zappos’ legal counsel, Fenwick & West LLP, Attention: Connie Duong, at (650) 938-5200, by emailing a pdf copy of the Written Consent to cduong@fenwick.com, or by mailing the Written Consent to Fenwick & West LLP at Silicon Valley Center, 801 California Ave., Mountain View, CA 94041, Attention: Connie Duong.

IF AN INDIVIDUAL:		IF AN ENTITY:

By:
(duly authorized signature)		(please print or type complete name of entity)

Name:		By:
(please print or type full name)		(duly authorized signature)

Title:		Name:
(please print or type full title)		(please print or type full name)

Title:
(please print or type full title)

Date:	, 2009	Date:	, 2009